Exhibit 10.12

STRICTLY PRIVATE AND CONFIDENTIAL

Binding Memorandum of Understanding

This Binding Memorandum of Understanding (“MOU”) is made and entered into as of February 18, 2018 (the “Effective Date”),by and between Eviation Aircraft Ltd., an Israeli company (the “Company”) and Udi Sheleg of 59 Redington road, London, UK (“Udi”) (the Company and the Investor shall together be referred to herein as the “Parties”).

WHEREAS, the Parties are negotiating an equity investment in the Company by a company in a trust of which Udi’s family is a beneficiary (“Timon”) of up to $12,000,000(the “Investment”);

WHEREAS, Timon has advanced an amount of $500,000 to the Company, on account of the Investment (the “Previous Advance”), as acknowledged by the Company in its letter to Timon dated January 11, 2018 (the “Previous Advance Letter”);

NOW THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:

1.	The Investment

The Company and Timon shall negotiate in good faith a definitive agreement for the Investment (the “Definitive SPA”),according to the following principles:

1.1.      The Company shall issue and sell to the Investor, and the Investor shall purchase from the Company, up to 8,000,000 Ordinary Shares of no par value of the Company (the “Purchased Shares”),at a price per share of $1.50 (the “Price Per Share”),for an aggregate purchase price of $ 12,000,000.

1.2.      Upon the closing of the Definitive SPA (the “Closing”),Timon shall be issued 333,333 Purchased Shares against the payment of the Previous Advance and 1,000,000 Purchased Shares against the payment of the New Advance (as defined below).

1.3.      The remaining Purchased Shares (6,666,667) shall be purchased by Timon in future installments, based on a schedule to be determined in the Definitive SPA, with the last Installment to be paid by June 30, 2019 (the “Installments”).

1.4.      The Installments shall be accelerated upon the Company entering into a term sheet (or an equivalent thereof) for an equity investment in the Company of at least $2,500,000, at a price per Ordinary Share of at least $2.00, such agreement to be done after consulting with and subject to the approval of Timon if occurs before June 2019.

1.5.      At Closing, the Investor shall be entitled to receive a warrant in a form to be provided by the Company, for the purchase of up to 3,000,000 Ordinary Shares for no consideration, exercisable solely upon the Investor having timely affected all Installments (i.e. having timely funded the entire Investment).

1.6.      The Investment shall be used by the Company as determined by the Board of the Company.

2.	The New Advance

2.1.      The Investor shall advance to the Company an amount of $1,500,000, as an additional advance on account of the Investment (the “New Advance”)by no later than March 15, 2018. The advance shall be made by wire transfer to the Company’s bank account the details of which shall be provided to the Investor in writing.

2.2.       To the extent the Company and the Investor fail to enter into the Definitive SPA by March 30, 2018, then the Company shall pay the Previous Advance and the New Advance to the Investor promptly upon the Company closing an equity investment in the Company of at least $2,000,000.

2.3.       The aforementioned shall be detailed in a separate Advance letter from the Company to Timon, which will supersede anything to the contrary in the Previous Advance Letter.

3.	Expenses

Each Party shall bear the costs and expenses incurred by it in connection with this MOU.

4.	Governing law and jurisdiction

This MOU shall be governed by, and construed in accordance with, the laws of the State of Israel (without giving effect to the principles of conflicts of laws). The competent courts of Tel Aviv shall have exclusive jurisdiction over any disputes arising hereof.

5.	Miscellaneous

5.1.      No party may assign, subcontract or otherwise transfer any of its rights or obligations under this MOU to any third party, without the prior written consent of all other parties hereto, and any purported assignment or transfer without such prior written consent shall be null and void, save for that the Company acknowledges and understands that Udi is advising Timon on this transaction and that the SPA is to be negotiated and signed by and between the Company and Timon,

5.2.      This MOU constitutes the entire agreement between the Parties with respect to the subject matter hereof, and supersedes any prior preliminary indications of interest, agreements, understandings, commitments or arrangements, oral or written, with respect thereto. This MOU shall not be modified except by a written instrument signed by all Parties.

5.3.      Notices under this MOU shall be sent by email or registered mail to the relevant Party’s address as provided from time to time.

5.4.      In the event that any provision of this MOU is held by a competent court or tribunal to be invalid or unenforceable, that provision shall be construed, limited, modified or deleted, to the extent necessary to eliminate any invalidity or unenforceability, and the remaining provisions of this MOU remain in full force and effect.

5.5.      None of the provisions of this MOU are intended to provide any rights or remedies to any person other than the parties hereto and their respective successors and assigns (if any), except that the Investor may effect the Investment through Timon Ltd. or any other company controlled by the Investor.

5.6.      This MOU may be executed in counterparts, which shall together be considered one and the same instrument.

[REMAINDER OF PAGE LEFT INTENTIONALLY BLANK]

IN WITNESS WHEREOF, this MOU has been duly executed as of the date stated above.

Eviation Aircraft Ltd.		Udi Sheleg

Name:	Aviv TziDon	Date: 18. 02. 2018
Title:	Chairman
Date:	18. 02. 2018

Eviation Aircraft Ltd
P.C. NO 520043621

Omer Bar-Yohay
CEO
18. 02. 2018

[Eviation – Binding MOU with Udi Sheleg – February 2018]